FUND ACCOUNTING SERVICING AGREEMENT

THIS FUND ACCOUNTING SERVICING AGREEMENT (this “Agreement”) is made and entered into this ___ day of _______________, 2006, by and between ALESCO GLOBAL ADVISORS LLC, a California limited liability company (“AGA”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, Marketocracy Funds, a Delaware statutory trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, AGA has been retained by the Trust to act as the administrator for, and is obligated to provide certain administrative services to, each series of the Trust that is listed on Exhibit A hereto (as amended from time to time) (each the “Fund”);

WHEREAS, USBFS is, among other things, in the business of providing fund accounting services to investment companies; and

WHEREAS, AGA, as the Fund’s administrator, desires to retain USBFS to provide accounting services in respect of the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

AGA hereby appoints USBFS as fund accountant in respect of the Fund, including without limitation each class thereof, on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following fund accounting services in respect of the Fund, including without limitation each class thereof:

A.  Portfolio Accounting Services:

(1)	Maintain portfolio records on a “trade date + 1” basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the Fund’s portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.  Expense Accrual and Payment Services:

(1)	For each valuation date for the Fund, including without limitation each class thereof, calculate the expense accrual amounts as directed by AGA as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses, including without limitation each class thereof, upon receipt of written authorization from AGA.

(3)	Account for Fund, including without limitation each class thereof, expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and AGA.

(4)	Provide expense accrual and payment reporting.

C.  Fund Valuation and Financial Reporting Services:

(1)
Account for Fund, including without limitation each class thereof, share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund, including without limitation each class thereof, share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by AGA.

(3)
Determine net investment income (earnings) for the Fund, including without limitation each class thereof, as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund, including without limitation each class thereof, in the form as agreed upon.

(5)
Determine the net asset value of the Fund, including without limitation each class thereof, according to the accounting policies and procedures set forth in the Fund's current prospectus and statement of additional information (collectively the “Prospectus”).

(6)
Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund, including without limitation each class thereof, operations at such time as required by the nature and characteristics of the Fund, including without limitation each class thereof,.

(7)	Communicate to AGA, at a time agreed upon by AGA and USBFS, the per share net asset value for each valuation date for the Fund, including without limitation each class thereof.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.  Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by AGA.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.  Compliance Control Services:

(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to AGA, the Fund and the Trust, the Securities and Exchange Commission (the “SEC”), and the Fund’s independent public accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by AGA in connection with any certification required of the Trust or AGA pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder; provided, however, the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)
Cooperate with the Fund’s independent public accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights; Liabilities; Indemnity

A.
The valuation information and evaluations being provided to AGA in respect of the Fund and the Trust pursuant hereto (collectively, the “Data”) by USBFS and its supplier of the Data, FT Interactive (“Supplier”), are licensed, not sold, hereby to AGA for use in pricing the assets of the Fund and the Trust. AGA has a limited license to use the Data only for purposes necessary to valuing the Fund’s and the Trust’s assets and reporting to regulatory bodies (the “License”). Neither AGA, the Fund nor the Trust has any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. AGA’s rights to use the Data in respect of the Fund and the Trust cannot be passed to or shared with any other entity except as intended hereby.

AGA acknowledges the proprietary rights that USBFS and Supplier have in the Data.

B.	AGA HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.
USBFS may stop supplying some or all Data to AGA if Supplier terminates its agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to AGA if Supplier reasonably believes that AGA, the Fund or the Trust is using the Data in violation of the License, or AGA is breaching its duties of confidentiality provided for hereunder, or if Supplier demands that the Data be withheld from AGA, the Fund or the Trust. USBFS will provide notice to AGA, the Fund and the Trust of any termination of provision of Data as soon as reasonably possible.

D.	As between AGA, USBFS and Supplier in respect of the Data and Supplier’s provision thereof (the “Services”):

(1)
Supplier shall have no liability to AGA, or a third party, for errors, omissions or malfunctions in the of the Data and the Services, other than the obligation of Supplier to endeavor, upon receipt of notice from AGA or USBFS, to correct a malfunction, error, or omission in the Data or the Services.

(2)
AGA acknowledges that the Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.

(3)
AGA accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Services, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(4)
AGA shall indemnify Supplier and its suppliers against and hold Supplier harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against Supplier or its suppliers by a third party arising out of or related to the accuracy or completeness of any Services received by AGA, or any data, information, service, report, analysis or publication derived therefrom. Neither Supplier or its suppliers shall be liable for any claim or demand against AGA by a thud party.

(5)
Neither AGA nor Supplier shall be liable for (a) any special, indirect or consequential damages (even if advised of the possibility of such), (b) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (c) any claim that arose more than one year prior to the institution of suit therefor.

(6)
Access to the Services or a portion thereof is subject to termination in the event that any agreement between Supplier and a third party data supplier is terminated. AGA acknowledges that Supplier's third party data suppliers may have the right to cause the termination of USBFS's provision of the Services to AGA, with or without notice, and that neither any such third party data supplier nor Supplier shall have any liability in connection therewith

4.	Pricing of Securities

A.
If AGA desires to provide a price that varies from the price provided by the pricing source pursuant to Section 2.A(2) hereof, AGA shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by AGA will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that AGA, the Fund or the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

(1)
Evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, andthere is significant professional disagreement about which method is best. No evaluation method, including those used by Supplier, may consistently generate approximations that correspond to actual “traded” prices of the securities.

(2)
Methodologies used by Supplier to provide the pricing portion of certain Data may rely on evaluations; however, AGA acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications

(3)
AGA assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Supplier in this respect.

(4)	AGA shall indemnify and hold Supplier completely harmless in the event that errors defects, or inappropriate evaluations are made available via the Service or the Data.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon receipt of notice in writing and acceptance by USBFS, which shall not be unreasonably withheld.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided in respect of the Fund under this Agreement.

7.	Compensation

AGA shall compensate USBFS for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). AGA also shall reimburse USBFS for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. AGA shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. AGA shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if AGA is disputing any amounts in good faith. AGA shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense AGA is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge at the lower of the rate of (i) one and one half percent (1½%) per month after the due date, and (ii) the maximum rate permitted by applicable law, after the due date. Notwithstanding anything to the contrary, amounts owed by AGA to USBFS hereunder are not the obligations, and shall not be paid out of the assets and property, of the Fund or the Trust.

8.	Representations and Warranties

A.	AGA hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement applicable to the Fund, that:

(1)
Each of AGA and the Trust is duly organized and existing under the laws of the States of California and Delaware, respectively, with full power to carry on its business as now conducted and to have AGA enter into this Agreement and to perform AGA’s obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by AGA in accordance with all requisite manager, member and officer actions and constitutes the valid and legally binding obligation of AGA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
Each of AGA, the Fund and the Trust is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on either AGA, the Fund or the Trust, and no provision of its charter, bylaws or any contract binding it or affecting its property that would prohibit AGA’s execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to AGA, the Fund and the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
USBFS is duly organized and existing under the laws of the State of Wisconsin, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite manager, member and officer actions and constitutes the valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
USBFS is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by AGA, the Fund or the Trust in connection with its duties under this Agreement, including without limitation losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s reasonable control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, AGA (but not the Fund or the Trust) shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including without limitation reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to any action taken or omitted to be taken by USBFS in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer or employee of AGA or an officer of the Trust (other than an officer that also is an employee of USBFS or an affiliate of USBFS), each such person as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s managers, members, officers and employees. Notwithstanding anything to the contrary, amounts owed by AGA to USBFS pursuant to this Section 9.A are not the obligations, and shall not be paid out of the assets and property, of the Fund or the Trust.

AGA acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. AGA accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold each of AGA, the Fund and the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including without limitation reasonable attorneys' fees) that AGA, the Fund or the Trust may sustain or incur or that may be asserted against AGA, the Fund or the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. As used in this paragraph, the terms “AGA” and “Trust” shall include AGA’s and the Trust’s respective trustees, directors, managers, members, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control (each a “service interruption”), USBFS shall take all reasonable steps to minimize such service interruption for any period that such service interruption continues. At its own expense, USBFS shall make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such service interruption. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of substitute electrical data processing equipment as provided in such contingency plans. Representatives of AGA, the Fund or the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide AGA, the Fund and the Trust, at such times as AGA, the Fund or the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the provisions of Section 9.A above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

Notwithstanding any other provision of this Agreement, neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 9. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Notification of Error

AGA or the Fund will notify USBFS of any discrepancy between USBFS and the Trust corresponding records, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by USBFS to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

AGA, the Fund, the Trust or its respective agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
USBFS agrees, on behalf of itself and its managers, members, officers, and employees, to treat confidentially and as proprietary the respective information of AGA, the Fund and the Trust, all records and other information relative to AGA, the Fund and the Trust and prior, present, or potential shareholders of the Fund or of the Trust (and clients of said shareholders) (“Confidential Information”), and not to disclose to third parties or use Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder, except that USBFS may disclose Confidential Information to the extent (i) after prior notification to, and approval in writing by, AGA, the Fund or the Trust, as the case my be, or (ii) when required to divulge such information by duly constituted governmental or judicial authorities having competent jurisdiction over USBFS and if failure of USBFS to comply would subject USBFS to civil or criminal contempt proceedings; provided, however, that prior to any such disclosure by USBFS, to the extent not legally prohibited from so doing, USBFS provides AGA, the Fund and the Trust with reasonably prompt notice of such request so that AGA, the Fund or the Trust may have an opportunity to take appropriate action before such governmental or judicial authority to prevent such disclosure, or (iii) when so requested by AGA, the Fund or the Trust in writing.

B.
Records and other information that are Confidential Information but that (i) have become known to the public through no breach of any obligation of confidentiality or other wrongful act of USBFS or any of its managers, members, officers, employees, agents or representatives, and (ii) information that was already in the possession of USBFS prior to receipt thereof from AGA, the Fund or the Trust or its respective agent, whether or not pursuant to this Agreement, shall not be subject to Section 12.A hereof, but in each case only to the extent that AGA, the Fund and the Trust are not subject to obligations under (i) AGA, the Fund, or the Trust’s confidentiality policies or procedures, (ii) agreements with third parties, or (iii) applicable laws, rules or regulations, to keep confidential, and restrict the use of, such Confidential Information.

C.
Notwithstanding any other provision of this Section 12, USBFS shall adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.

D.
At all times that USBFS or any of its affiliates has Confidential Information in its possession or under its control, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Confidential Information.

E.
AGA, on behalf of itself and its directors, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

USBFS shall keep records relating to the services to be and actually performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to AGA, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available to appropriate regulatory authorities in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee (including without limitation AGA) on and in accordance with its request.

14.	Compliance with Laws

AGA acknowledges and agrees that the Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current Prospectus. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and AGA, and authorized or approved by the Board of Trustees.

16.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by AGA, the Fund or the Trust by written notice to USBFS, USBFS, upon such termination and at the expense of AGA, promptly shall transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to AGA, the Fund and the Trust (if such form differs from the form in which USBFS has maintained the same, AGA shall pay any reasonable expenses associated with transferring the data to such form), and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust or its designee (including without limitation AGA).

17.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by AGA without the written consent of USBFS, or by USBFS without the written consent of AGA, and authorized or approved by the Board of Trustees.

18.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties for purposes solely for such jurisdiction and only to the extent necessary to avoid such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to AGA shall be sent to:

Alesco Global Advisors LLC
400 S. El Camino Real, Suite 350
San Mateo, CA 94402
Attention: Chief Executive Officer

with a copy to the Fund and the Trust sent to:

Marketocracy Funds
1200 Park Place, Suite 100
San Mateo, CA 94403
Attention: President

23.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ALESCO GLOBAL ADVISORS LLC	U.S. BANCORP FUND SERVICES, LLC
By: ______________________________	By: ______________________________
Name: Jay P. Leupp	Name: Joe D. Redwine
Title: Chief Executive Officer	Title: President

Exhibit A
to the

Fund Accounting Servicing Agreement - Alesco Global Advisors LLC

Fund Names

Separate Series of Marketocracy Funds

Name of Series	Date Added
AGA Total Return Realty Fund	Effective on or about [_________ __, 2006]

Class A Shares
Class K Shares

A-1